Exhibit 99.1

NEWS

AT FINANCIAL RELATIONS BOARD:
Victoria Baker
Investor/Media Inquiries
703-796-1798

FOR IMMEDIATE RELEASE

TUESDAY, DECEMBER 11, 2007

DuPont Fabros Technology, Inc. Announces Closing of Land Acquisition

in Santa Clara, California

Washington, D.C. – Dec. 11, 2007 – DuPont Fabros Technology, Inc. (NYSE: DFT) announced the closing on December 10th of the Company’s acquisition of 17.2 acres of land in Santa Clara, California for $22.0 million. The Company plans the development of two new data centers on the acquired land, referred to as SC1 and SC2.

The Company anticipates that ground-up development of Phase I of SC1 will be completed in 2009. Development of Phase II of SC1 and SC2 has not yet been scheduled. Upon completion of Phase I and II, the SC1 and SC2 data centers are expected to contain an aggregate of approximately 600,000 gross square feet and 342,000 raised square feet, and have an aggregate critical load of approximately 72.8 megawatts.

“As noted in our prospectus, this tract of land is a cornerstone in our development plans,” noted Hossein Fateh, President and CEO. “It allows us to proceed with our expansion to the west coast of the United States.”

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of wholesale data centers. The Company operates so as to qualify as a real estate investment trust (REIT) for federal tax purposes. The Company’s data centers are highly specialized, secure facilities used primarily by national and international technology companies

DuPont Fabros Technology

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to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology is headquartered in Washington, DC.

Forward-Looking Statements Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters described in these forward-looking statements describe expectations regarding future events, results and trends and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the risk that the Company may be unable to obtain financing on favorable terms, the risks commonly associated with construction and development of new facilities, risks relating to compliance with permitting, zoning, land-use and environmental requirements, the risk that the Company may be unable to acquire additional properties on favorable terms or at all, and the risk that the Company may not be able to maintain its qualification as a REIT for federal tax purposes. The reports that the Company files with the Securities and Exchange Commission, as well as the registration statement on Form S-11 that the Company filed with the Securities and Exchange Commission in connection with its recently completed initial public offering, contain detailed descriptions of these and many other risks to which the Company is subject. Because of those risks, the Company’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

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